Exhibit 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports Second Quarter 2009 Results
Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/09	6/30/08	6/30/09	6/30/08
Revenues	$554.6	$785.1	$1,235.7	$1,484.5
Income from Operations	7.3	169.2	45.9	285.9
Net Income (Loss)[1]	(15.1)	113.0	15.5	194.1
Fully Diluted EPS	(0.11)	0.78	0.11	1.34

Adjusted EBITDA[2]	$75.8	$240.9	$187.4	$430.4

1/-	Net income (loss) attributable to ACI.

2/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
     ST. LOUIS (July 24, 2009) — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $15.1 million, or $0.11 per fully diluted share, in the second quarter of 2009 compared with net income of $113.0 million, or $0.78 per fully diluted share, in the second quarter of 2008. The company recorded adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) of $75.8 million in the second quarter of 2009 versus adjusted EBITDA of $240.9 million in the prior-year period when coal markets were at a peak.
     During the second quarter of 2009, sales volumes were reduced by 20 percent and revenues declined 29 percent versus the year-ago quarter, consistent with previously announced expectations. Results for the quarter just ended also included $3.0 million of expenses associated with Arch’s pending acquisition of the Jacobs Ranch mine.
     “As expected, our financial results reflect the impact of four longwall moves in the quarter and further reductions in volume levels to match curtailed demand,” said Steven F. Leer, Arch’s chairman and chief executive officer. “We believe that the trough of the current coal market cycle has been reached, and anticipate better industry supply and demand balance and improving company financial performance in the second half of the year.”
     During the first half of 2009, Arch earned net income of $15.5 million and adjusted EBITDA of $187.4 million. Company results included $6.4 million of acquisition-related expenses pertaining to Jacobs Ranch. By comparison, Arch earned net income of $194.1 million and adjusted EBITDA of $430.4 million during the first half of 2008 when market conditions were much stronger.

     “Arch remains focused on managing through a challenging 2009,” said Leer. “We are continuing our aggressive efforts to reduce operating costs and capital spending across the organization to ensure profitability despite extremely weak market conditions.”
     “Looking ahead, we are positioning the company to capitalize on the inevitable rebound in coal demand,” continued Leer. “While trends remain generally soft for the broader U.S. economy and for our customers, we are encouraged by the swift pace of domestic coal supply rationalization, signs that the economic recession has bottomed out and recovering global and domestic steel utilization. These trends — along with the resumption of power demand growth — will help improve coal market fundamentals.”
Operational Results
     “Arch’s operational performance in the second quarter of 2009 relative to the first quarter was hampered by lower average price realizations in our Powder River Basin and Central Appalachian regions as well as the cost impact of lower volumes and four longwall moves,” said John W. Eaves, Arch’s president and chief operating officer.
     “For the remainder of 2009, we anticipate improving operational performance,” added Eaves. “This includes expected stabilization in coal markets, continued progress on recent and ongoing cost-containment efforts at our operations and only one scheduled longwall move in the second half of the year.”

	Arch Coal, Inc.
	2Q09	1Q09	2Q08
Tons sold (in millions)	27.4	30.6	34.4
Average sales price per ton	$19.43	$20.94	$21.04

Cash cost per ton	$16.26	$16.53	$14.75
Cash margin per ton	$3.17	$4.41	$6.29

Total operating cost per ton	$18.74	$18.90	$16.83
Operating margin per ton	$0.69	$2.04	$4.21

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
     Consolidated tons sold were reduced by 3.2 million tons in the second quarter of 2009 versus the already reduced volume levels in the first quarter, reflecting additional equipment idling, planned production reductions and continued weak market demand. Average sales price decreased $1.51 per ton over the same time period, due to a larger percentage of Powder River Basin coal in the company’s overall volume mix coupled with lower price realizations in the Powder River Basin and in Central Appalachia. Second quarter 2009 consolidated per-ton operating costs declined slightly versus the first quarter, benefiting from a larger percentage of Powder River Basin production and improved cost containment from that segment. Arch earned $0.69 per ton in consolidated operating margin in the second quarter of 2009 compared with $2.04 per ton in the first quarter.

	Powder River Basin
	2Q09	1Q09	2Q08
Tons sold (in millions)	21.3	23.1	24.8
Average sales price per ton	$12.56	$13.25	$11.38

Cash cost per ton	$10.54	$10.65	$9.29
Cash margin per ton	$2.02	$2.60	$2.09

Total operating cost per ton	$11.84	$11.92	$10.44
Operating margin per ton	$0.72	$1.33	$0.94

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
     In the Powder River Basin, second quarter 2009 volumes were reduced by 1.8 million tons from the first quarter, reflecting the idling of a second dragline and associated equipment at the Black Thunder mine in early May. Average sales price fell by $0.69 per ton over the same time period, resulting from lower pricing on market-indexed tons. Second quarter 2009 operating costs per ton decreased slightly versus the first quarter, driven by cost containment efforts which helped offset the impact of lower volumes and higher hedged diesel prices. Arch’s Powder River Basin segment earned $0.72 per ton of operating margin in the second quarter of 2009 versus $1.33 per ton in the first quarter.

	Western Bituminous Region
	2Q09	1Q09	2Q08
Tons sold (in millions)	3.5	4.0	5.7
Average sales price per ton	$29.93	$28.11	$29.91

Cash cost per ton	$26.06	$25.40	$18.90
Cash margin per ton	$3.87	$2.71	$11.01

Total operating cost per ton	$31.49	$30.33	$22.37
Operating margin per ton	($1.56)	($2.22)	$7.54

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
     In the Western Bituminous region, second quarter 2009 volumes were reduced by 0.5 million tons from the first quarter, primarily reflecting the impact of three longwall moves in the region. Average sales price increased $1.82 per ton over the same time period, resulting from a more favorable mix of customer shipments offset somewhat by quality-related discounts stemming from continuing coal quality issues on a portion of the production at the West Elk mine in Colorado. Second quarter 2009 operating costs rose by $1.16 per ton versus the first quarter due to the lost production from the longwall moves. The Western Bituminous region incurred an operating loss of $1.56 per ton in the second quarter of 2009 compared with a loss of $2.22 per ton in the first quarter.
     Looking ahead, Arch has chosen to further curtail production at West Elk due to elevated levels of lower quality, mid-ash coal currently being produced at the mine resulting from intermittent sandstone intrusions in the E-seam. For full year 2009, the company now expects West Elk to produce between 3.5 million and 4.0 million tons compared with a normalized production level of around 6.5 million tons. Arch estimates that the challenges at West Elk will cost the company between $50 million and $75 million in lost operating income during 2009.
     “The coal quality issues at West Elk coupled with declining demand from power generators and industrial customers for Western Bituminous coal has reduced the market for mid-ash coal — a product that could be more easily placed under better market conditions,” said Eaves. “As a result, we have reduced production at West Elk in the near term to better manage our level of mid-ash product. We are also actively moving forward with the planning and design of a preparation plant at the mine, which we view as the long-term solution to any continuing coal quality issues there. Our goal is to build the plant by mid-2010, with estimated capital costs of $25 million to $30 million.”

	Central Appalachia
	2Q09	1Q09	2Q08
Tons sold (in millions)	2.7	3.5	3.9
Average sales price per ton	$60.66	$63.47	$69.54

Cash cost per ton	$49.26	$45.22	$43.43
Cash margin per ton	$11.40	$18.25	$26.11

Total operating cost per ton	$57.30	$51.94	$49.38
Operating margin per ton	$3.36	$11.53	$20.16

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton. Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
     In Central Appalachia, second quarter 2009 volumes were reduced by 0.8 million tons compared with the first quarter, reflecting lower shipment levels across all mining complexes in the region. Average price realizations declined $2.81 per ton over the same time period due to reduced metallurgical coal shipments and lower pricing on metallurgical coal sales. Second quarter 2009 operating costs rose by $5.36 per ton versus the first quarter, driven by the impact of lower volumes across all operations. Arch’s Central Appalachian segment contributed $3.36 per ton in operating margin in the second quarter of 2009 versus $11.53 per ton in the first quarter.
Key Pillars
     Several of Arch’s operations achieved key milestones in safety and environmental performance during the first half of 2009. In particular, five mining operations and facilities attained a Perfect Zero — achieving a dual goal of operating without a reportable safety incident or environmental violation — for the three months ended June 30, 2009.
     Arch’s Powder River Basin operations excelled in terms of safety performance. During the second quarter of 2009, Black Thunder surpassed 2.5 million employee-hours and Coal Creek surpassed 1 million employee-hours without a lost-time safety incident. Coal Creek also was honored by the Wyoming State Mine Inspector for its superior 2008 safety record.
     In the Western Bituminous region, the Skyline mine in Utah was recognized for a third consecutive year by the Rocky Mountain Coal Mining Institute as the 2009 Safety Award recipient based on its total incident rate compared to other underground mines in an eight-state region. Also, the Sufco mine in Utah earned an environmental certificate of appreciation from the U.S. Department of Agriculture for its support of wildlife programs on national forest lands.
     In Central Appalachia, Coal-Mac continued its excellent safety performance, surpassing 2.4 million employee-hours without a lost-time safety incident in May. “We commend the employees across our operations for these milestone achievements, which further underscore our commitment to achieving a best-in-class safety and environmental record,” said Eaves.
Coal Market Trends
     Arch currently believes that coal markets are in the process of bottoming out, as evidenced by the following:
•	Power generation declined 4.2 percent year-to-date through the third week of July, according to the Edison Electric Institute. However, Arch expects the rate of decline in power demand to moderate as 2009 progresses due to signs of modest economic improvement and easier comparisons versus the second half of last year.

•	Arch estimates that coal consumption used in power generation declined more than 10 percent through the end of June 2009. Arch also believes that weak industrial demand was the primary reason for this decline because geographic regions that traditionally rely more heavily on coal-fueled generation have been disproportionately impacted by the U.S. economic recession. However, as manufacturing activity begins to pick up and the domestic economy resumes its growth pattern, coal demand should particularly benefit.

•	Coal production declined 5.6 percent year-to-date through July 11, according to government estimates. Supply rationalization accelerated throughout the second quarter, and Arch anticipates further production curtailment during the second half of 2009. Consequently, the company believes that domestic coal production is on pace to decline by more than 100 million tons in 2009.

•	Despite a mild start to the summer demand season, U.S. generator coal stockpiles should peak during the summer on a seasonally adjusted basis as domestic coal production and consumption come into better balance.

•	While weak near-term natural gas prices remain a concern for coal, the swift and drastic decline in rig counts and the associated under-investment across the natural gas sector should begin to improve fundamentals during the next 12 months.

•	Demand stability in Asia, particularly driven by increased coal imports in China and India, has supported seaborne coal demand and could create pull for U.S. coal exports. Improving global and domestic steel utilization also should benefit metallurgical coal demand and create a spillover effect for steam coal. Additionally, ongoing supply constraints in traditional coal export nations could once again tighten seaborne coal supply as demand recovers.
      “We believe coal fundamentals are poised to improve over the next 12 months, and we remain very bullish on coal markets over the intermediate and long term,” said Leer. “A growing U.S. population and rising GDP will increase power demand, while ongoing rationalization of high-cost coal mines should lead to a healthier supply equation. New coal plants that start up in the next 40 months will also boost domestic coal demand by an estimated 55 million tons annually. Additionally, a sustainable U.S. coal export market could develop as global coal consumption growth has continued to outpace growth in other fuels since 2000.”
Sales Contract Portfolio
     Arch has further reduced its forecasted sales volumes in 2009 to reflect production curtailment at West Elk and continued softness in coal demand that has resulted in some pushback of tonnage under several existing sales contracts. The company now projects sales volumes from company-controlled operations of 114 million to 118 million tons for the full year, excluding purchased coal from third parties.
     Given revised volume levels and some sales commitments signed in the second quarter, Arch now has coal volumes of roughly 3 million tons left to be priced in 2009. Based on current production levels, the company also has uncommitted volumes of 15 million to 25 million tons in 2010, and uncommitted volumes of 65 million to 75 million tons in 2011. In addition, Arch has approximately 10 million tons of coal committed but not yet priced in 2010 and 2011.
     “We have reduced some of our sales exposure in 2010 while continuing to implement our strategy of operating at reduced volume levels in the bottom of the market cycle,” said Leer. “At the same time, we have maintained the capacity necessary to respond to the next market upturn — which we believe will deliver a significant rebound in coal demand. We expect coal markets to strengthen markedly during the course of 2010 and 2011, and we are well positioned to capitalize.”
Capital Spending and Liquidity
     Arch substantially reduced its capital spending levels during the first half of 2009. For the full year, the company is further trimming its capital expenditures beyond the previously announced reduced levels. Arch now expects to spend $160 million to $170 million for capital programs, excluding acquisitions, and $130 million to $150 million for land and reserve additions in 2009.
     Arch ended the second quarter of 2009 with $1.4 billion in debt and maintained its debt-to-total-capital ratio at 45 percent. At June 30, the company had $476 million of committed total liquidity, comprised of $51 million of cash on hand and $425 million available to be borrowed under its revolving credit facility.
     “We continue to trim our discretionary capital spending during this weak market period, with a goal of reducing our overall expenditures by at least $190 million from last year’s levels,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “This reduction helps to maintain our solid liquidity position and better aligns capital spending with our 2009 volume expectations.”
2009 Guidance
     Based on the company’s current expectations and absent any effect of the pending Jacobs Ranch transaction, Arch is reducing its sales volume and capital spending guidance as previously indicated, while tightening its 2009 earnings forecast as follows:
•	Earnings per fully diluted share in the $0.25 to $0.55 range.

•	Adjusted EBITDA in the $403 million to $462 million range.

•	Depreciation, depletion and amortization expense of $295 million to $303 million.
     “As our full year guidance suggests, we expect to profitably manage through the trough of the current energy market cycle,” said Leer. “Our low-cost, diverse and national mining scope creates the operational flexibility needed to adhere to our market-driven philosophy of matching production levels to market demand. Moreover, we are actively pursuing a growth strategy during this period of market weakness as we position the company to seize the full value-creating potential that will be available during the market rebound.”
     A conference call discussing Arch Coal’s second quarter 2009 financial results will be webcast live today, at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com <http://www.archcoal.com>).
     St. Louis-based Arch Coal is one of the largest U.S. coal producers, with revenues of $3.0 billion in 2008. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to fuel roughly 6 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$554,612	$785,117	$1,235,652	$1,484,467

Costs, expenses and other
Cost of coal sales	467,521	568,483	1,014,647	1,082,887
Depreciation, depletion and amortization	68,477	71,953	141,518	144,995
Selling, general and administrative expenses	21,627	33,022	46,741	58,702
Change in fair value of coal derivatives and coal trading activities, net	(6,458)	(53,160)	(6,986)	(83,718)
Costs related to acquisition of Jacobs Ranch	3,025	—	6,375	—
Other operating income, net	(6,889)	(4,405)	(12,524)	(4,347)

	547,303	615,893	1,189,771	1,198,519

Income from operations	7,309	169,224	45,881	285,948

Interest expense, net:
Interest expense	(20,657)	(18,721)	(40,675)	(39,209)
Interest income	417	468	6,885	893

	(20,240)	(18,253)	(33,790)	(38,316)

Income (loss) before income taxes	(12,931)	150,971	12,091	247,632
Provision for (benefit from) income taxes	2,230	37,700	(3,320)	52,940

Net income (loss)	(15,161)	113,271	15,411	194,692
Less: Net (income) loss attributable to noncontrolling interest	35	(274)	42	(548)

Net income (loss) attributable to Arch Coal, Inc.	$(15,126)	$112,997	$15,453	$194,144

Earnings (loss) per common share
Basic earnings (loss) per common share	$(0.11)	$0.78	$0.11	$1.35

Diluted earnings (loss) per common share	$(0.11)	$0.78	$0.11	$1.34

Weighted average shares outstanding
Basic	142,815	144,120	142,802	143,809

Diluted	142,815	145,049	142,924	144,823

Dividends declared per common share	$0.09	$0.09	$0.18	$0.16

Adjusted EBITDA (A)	$75,821	$240,903	$187,441	$430,395

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$50,560	$70,649
Trade accounts receivable	172,085	215,053
Other receivables	31,105	43,419
Inventories	240,828	191,568
Prepaid royalties	23,582	43,780
Deferred income taxes	23,872	52,918
Coal derivative assets	23,408	43,173
Other	40,461	45,818

Total current assets	605,901	706,378

Property, plant and equipment, net	2,783,686	2,703,083

Other assets
Prepaid royalties	92,468	66,918
Goodwill	46,832	46,832
Deferred income taxes	315,605	294,682
Equity investments	88,864	87,761
Other	95,641	73,310

Total other assets	639,410	569,503

Total assets	$4,028,997	$3,978,964

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$140,739	$186,322
Coal derivative liabilities	7,036	10,757
Accrued expenses and other current liabilities	187,068	249,203
Current maturities of debt and short-term borrowings	195,522	213,465

Total current liabilities	530,365	659,747
Long-term debt	1,240,793	1,098,948
Asset retirement obligations	265,904	255,369
Accrued pension benefits	75,976	73,486
Accrued postretirement benefits other than pension	60,250	58,163
Accrued workers’ compensation	26,527	30,107
Other noncurrent liabilities	69,724	65,526

Total liabilities	2,269,539	2,241,346

Redeemable noncontrolling interest	8,844	8,885

Stockholders’ Equity
Common stock	1,448	1,447
Paid-in capital	1,388,454	1,381,496
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	468,462	478,734
Accumulated other comprehensive loss	(53,902)	(79,096)

Total stockholders’ equity	1,750,614	1,728,733

Total liabilities and stockholders’ equity	$4,028,997	$3,978,964

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2009	2008
	(Unaudited)
Operating activities
Net income	$15,411	$194,692
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	141,518	144,995
Prepaid royalties expensed	17,173	16,544
Gain on dispositions of property, plant and equipment	(286)	(179)
Employee stock-based compensation expense	6,901	6,921
Changes in:
Receivables	60,982	(21,572)
Inventories	(49,260)	500
Coal derivative assets and liabilities	16,830	(88,769)
Accounts payable, accrued expenses and other current liabilities	(51,760)	52,239
Deferred income taxes	(5,751)	10,926
Other	8,433	19,218

Cash provided by operating activities	160,191	335,515

Investing activities
Capital expenditures	(246,562)	(336,080)
Proceeds from dispositions of property, plant and equipment	715	1,070
Purchases of investments and advances to affiliates	(9,463)	(2,994)
Additions to prepaid royalties	(22,524)	(19,079)
Reimbursement of deposits on equipment	3,209	2,455

Cash used in investing activities	(274,625)	(354,628)

Financing activities
Net proceeds from commercial paper and net borrowings on lines of credit	134,349	41,016
Net payments on other debt	(9,763)	(8,895)
Debt financing costs	(4,574)	(219)
Dividends paid	(25,725)	(22,996)
Issuance of common stock under incentive plans	58	6,288

Cash provided by financing activities	94,345	15,194

Decrease in cash and cash equivalents	(20,089)	(3,919)
Cash and cash equivalents, beginning of period	70,649	5,080

Cash and cash equivalents, end of period	$50,560	$1,161

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA:
Adjusted EBITDA is defined as net income before the effect of net interest expense, income taxes and our depreciation, depletion and amortization; less the income or loss of subsidiaries attributable to noncontrolling interests.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net income (loss)	$(15,161)	$113,271	$15,411	$194,692
Income tax expense (benefit)	2,230	37,700	(3,320)	52,940
Interest expense, net	20,240	18,253	33,790	38,316
Depreciation, depletion and amortization	68,477	71,953	141,518	144,995
(Income) loss attributable to noncontrolling interest	35	(274)	42	(548)

Adjusted EBITDA	$75,821	$240,903	$187,441	$430,395

Reconciliation of Adjusted EBITDA to Net Income — 2009 Targets

	Targeted Results
	Year Ended
	December 31, 2009
	Low	High
	(Unaudited)
Net income atttributable to Arch Coal, Inc.	$36,000	$78,000
Income tax expense (benefit)	(12,000)	1,000
Interest expense, net	84,000	80,000
Depreciation, depletion and amortization	295,000	303,000

Adjusted EBITDA	$403,000	$462,000

Arch Coal, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Commercial Paper	$38,744	$65,671
Revolving Credit Agreement	375,000	205,000
Accounts Receivable Securitization Program	59,872	68,597
6.75% senior notes ($950.0 million face value)	955,465	956,148
Other	7,234	16,997

	1,436,315	1,312,413
Less: current maturities of debt and short-term borrowings	195,522	213,465

Long-term debt	$1,240,793	$1,098,948